CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 26, 2005, relating to the financial statements and financial highlights which appear in the August 31, 2005 Annual Report to Shareholders of Columbia Oregon Intermediate Municipal Bond Fund (formerly Columbia Oregon Municipal Bond Fund, Inc.)., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", and "Independent Registered Public Accounting Firm", in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
December 23, 2005